EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-34746, 333-38020, 333-84958 and 333-121331 ) of our reports dated March 29, 2005, with respect to consolidated financial statements and schedule of Grant Prideco, Inc., Grant Prideco, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Grant Prideco, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

      /s/ ERNST & YOUNG LLP

Houston, Texas
March 29, 2005